EXHIBIT 23.6

Chadwick Energy Consulting, Inc.

12320 Winns Church Road

Glen Allen, VA 23059

(804) 878-6614

December 31, 2012

To: Armada Oil, Inc.

From: Jeffrey A. Chadwick

RE: Consent for S-4 Registration Statement

To whom it may concern:

We hereby consent to the references to our firm within the S-4 registration statement filed by Armada Oil, Inc. on November 29, 2012 to acquire substantially all of the assets of Mesa Energy Holdings, Inc. This includes the specific reference in Exhibit 99.5 relating to our reserves estimates of Mesa Energy Holdings, Inc. as of December 31, 2010.

/s/ Jeffrey A Chadwick

Jeffrey A. Chadwick

President

Chadwick Energy Consulting, Inc.

12320 Winns Church Road, Glen Allen, VA 23059 (804) 878-6614